UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2008

ALPHA NATURAL RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-32423	02-0733940
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

One Alpha Place, P.O. Box 2345,
Abingdon, VA 24212
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (276) 619-4410

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated With Exit or Disposal Activities.

On December 3, 2008, Alpha Natural Resources, Inc. (“Alpha”) announced that Alpha’s subsidiary, Kingwood Mining Company, LLC (“Kingwood”), plans to cease coal mining operations at the Whitetail Kittanning mining complex in Preston County, W. Va., at the end of December 2008.

The decision to close the Whitetail mine, an adjacent coal preparation plant and other ancillary facilities was made by Alpha’s senior management on December 1, 2008 as a result of adverse geologic conditions and regulatory requirements that rendered the coal seam unmineable at this location.  Alpha expects to cease coal mining operations at Kingwood by the end of December 2008 and the complex is expected to be closed by the end of February 2009.

Alpha expects to record estimated pre-tax charges of $35 million related to the closure in the fourth quarter of 2008, consisting of non-cash charges of approximately $25 million for impairments of property, plant, and equipment, and approximately $4 million for the write off of prepaid royalties, in addition to cash charges consisting of approximately $4 million related to severance and other employee benefit costs for Kingwood employees and approximately $2 million related to reclamation obligations.

Item 7.01. Regulation FD Disclosure.

On December 3, 2008, Alpha Natural Resources, Inc. (“Alpha”) issued a press release announcing updated production and financial guidance for the full year 2008 and that Alpha’s subsidiary, Kingwood, LLC, plans to cease coal mining operations at the Whitetail Kittanning mining complex in Preston County, W. Va., at the end of December 2008.  A copy of the press release issued by Alpha on December 3, 2008 is furnished as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1  Press release issued by Alpha Natural Resources, Inc. on December 3, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpha Natural Resources, Inc.

December 4, 2008	By:	/s/ Vaughn Groves
Name: Vaughn R. Groves
Title: Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.                      Description

99.1                          Press release issued by Alpha Natural Resources, Inc. on December 3, 2008.